Exhibit 99.1

Contact:

Innovative Solutions & Support, Inc.

Relland Winand

Chief Financial Officer

610-646-0350

rwinand@innovative-ss.com

Innovative Solutions & Support, Inc. Announces Second Quarter Fiscal 2016 Financial Results

Exton, PA.  — May 11, 2016 — Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the second quarter of fiscal 2016 ended March 31, 2016.

For the second quarter of fiscal 2016, the Company reported sales of $8.7 million, compared to second quarter fiscal 2015 sales of $5.3 million. Gross profit for the second quarter of 2016 was $5.9 million, up over 270% from the same period a year ago representing a gross margin of 68%. These increases are attributable to both an increase in the proportion of product revenue as well as the benefit of a reversal of  liabilities(1) recorded in the quarter.  The Company reported second quarter 2016 net income of $1.6 million, or $0.09 per share, compared to a net loss of $0.4 million, or $0.02 per share, in the second quarter a year ago.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “I am pleased to report strong quarterly earnings as we achieved our second consecutive quarter of sequential revenue growth.  Our focus on increasing our mix of production revenue continues to yield attractive gross margins, which remained at our historical level of over 50%, after having first returned to those levels last quarter.  This helped drive a 273% increase in gross profit, which was also aided by the reversal of certain liabilities in the quarter. While our results benefitted from this adjustment, its effect was diluted by the $800,000 increase in legal expenses as well as a more than doubling of our investment in research and development spending.  The timing of new orders remain uneven, and I would note that bookings for the first half of the current fiscal year remain ahead of comparable production revenues.   Book-and-ship activity has also played a meaningful role in quarterly results over the past 18 months, which we expect to continue.  Finally, cash flow generated added to our already strong financial condition.  Our performance over the first half of fiscal 2016 represents significant progress against the challenges encountered a year ago.  Our goal is to build on the strategy that has enabled this rapid recovery, through the continued focus on winning new production contracts, the introduction of innovative new products and the opening of new markets where our outstanding price-for-performance value proposition can build value for our shareholders.”

New orders in the second quarter of fiscal 2016 were $3.0 million and backlog was $7.6 million at March 31, 2016, unchanged from September 30, 2105.  Backlog excludes potential future production orders from products in development under the Company’s engineering development contracts, including the Pilatus PC-24 and the KC-46A, which the Company expects to remain in production for a decade following completion of their respective development phases. The Company expects that these contracts will add to production sales already in backlog.

Six Months Results

Total sales for the six months ended March 31, 2016 were $15.2 million, compared to $12.0 million for the six months ended March 31, 2015.  Gross profit for the first half of fiscal 2016 was $9.2 million(1), up 112% from the year ago period.  Net income for the six months ended March 31, 2016 was $1.4 million, or $0.08 per share, compared to $0.2 million or $0.01 per share, over the first half of fiscal 2015.

At March 31, 2016, the Company had $17.2 million of cash on hand, up by approximately $0.9 million from September 30, 2015.  Cash provided by operating activities was $0.9 million for the quarter.

Shahram Askarpour, President of IS&S, added, “Results in the second quarter reflect the success of our efforts to more aggressively market our existing portfolio of products, such as iGNS, Standby Displays, and other enhancements.   This increase in production contracts for existing products with short lead times is also helping grow our steady flow of routine book-and-ship business.  In addition, we are growing the content in many of our newer products, which has led to larger orders.  We still believe international markets where we currently have only a small share, such as Europe, the Middle East, and Asia, are markets with the greatest growth potential, as these markets have been the source of some of our recent new contract wins.  And, with product margins exceeding 50% in recent quarters, we believe we have right-sized the organization for optimal efficiency, productivity and performance.  The significant increase in our research and development commitment reflects our belief that we have the opportunity to grow our business through internally developed new products.  By expanding our portfolio with products in complementary, adjacent and new markets, we are continuing to broaden our growth potential and increase the value of the Innovative Solutions & Support franchise.”

(1)In January 2016, the company renegotiated an agreement with a customer whereby $1.3 million of unbilled receivable and our obligations associated with certain product levels were canceled.  The bad debt expense related to the impairment of the unbilled receivable was previously recognized in the company’s September 30, 2015 audited financial statements. In addition, as a result of the changes to the agreement, we recognized an approximately $1.2 million positive impact to the statement of operations in the second quarter resulting from a reversal of $1.2 million in associated liabilities consisting of deferred revenue and a contract loss accrual.

Conference Call

The Company will be hosting a conference call on May 12, 2016 at 10:00 a.m. EDT to discuss these results and its business outlook. Please use the following dial in number to register your name and company affiliation for the conference call: 877-883-0383 and enter the PIN Number 8263998. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2016	2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,207,882	$16,282,039
Accounts receivable	6,584,316	2,394,695
Unbilled receivables, net	1,725,273	3,920,209
Inventories	4,071,347	4,597,316
Deferred income taxes	479,320	933,499
Prepaid expenses and other current assets	1,429,040	1,221,717

Total current assets	31,497,178	29,349,475

Property and equipment, net	6,943,414	7,095,330
Other assets	164,148	168,948

Total assets	$38,604,740	$36,613,753

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,262,903	$1,435,981
Accrued expenses	2,582,274	2,568,531
Deferred revenue	342,001	756,745

Total current liabilities	5,187,178	4,761,257

Deferred income taxes	457,943	507,184
Other liabilities	2,865	2,826

Total liabilities	5,647,986	5,271,267

Commitments and contingencies	—	—

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2016 and September 30, 2015	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,812,465 and 18,756, 089 issued at March 31, 2016 and September 30, 2015, respectively	18,813	18,756

Additional paid-in capital	51,400,058	51,148,722
Retained earnings	2,181,643	818,768
Treasury stock, at cost, 1,846,451 shares at March 31, 2016 and September 30, 2015	(20,643,760)	(20,643,760)

Total shareholders’ equity	32,956,754	31,342,486

Total liabilities and shareholders’ equity	$38,604,740	$36,613,753

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales	$8,660,982	$5,286,050	15,244,561	12,010,306

Cost of sales	2,757,635	3,702,654	6,025,403	7,665,105

Gross profit	5,903,347	1,583,396	9,219,158	4,345,201

Operating expenses:
Research and development	1,337,616	647,473	2,269,216	1,302,472
Selling, general and administrative	2,592,615	1,573,888	5,285,559	3,514,379
Total operating expenses	3,930,231	2,221,361	7,554,775	4,816,851

Operating income (loss)	1,973,116	(637,965)	1,664,383	(471,650)

Interest income	8,340	6,013	15,366	11,898
Other income	26,623	9,407	59,032	20,229
Income (loss) before income taxes	2,008,079	(622,545)	1,738,781	(439,523)

Income tax expense (benefit)	429,766	(258,454)	375,906	(669,174)

Net income (loss)	$1,578,313	$(364,091)	$1,362,875	$229,651

Net income (loss) per common share:
Basic	$0.09	$(0.02)	$0.08	$0.01
Diluted	$0.09	$(0.02)	$0.08	$0.01

Weighted average shares outstanding:
Basic	16,925,719	16,925,028	16,917,679	16,940,377
Diluted	17,018,161	16,925,028	17,009,299	17,043,735